As of October 31, 2016, the following persons or entities own more than 25% of a funds voting security.

Person/Entity

Emerging Markets Fund
Morgan Stanley Smith Barney LLC  		49.79%

Asia Fund
Mirae Asset Global Investments Co. LTD          38.35%

Emerging Markets Great Consumer Fund
Morgan Stanley Smith Barney LLC                 47.14%

Emerging Markets Great Consumer Fund
UBS Financial Services Inc.                     32.41%

Asia Great Consumer Fund
Morgan Stanley Smith Barney LLC                 34.94%

Global Great Consumer Fund
TD Ameritrade   			        25.75%

Global Dynamic Bond Fund
Mirae Asset Wealth Management HK Limited        47.37%

Global Dynamic Bond Fund
Mirae Asset Global Investments USA LLC          32.28%

Global Growth Fund
Mirae Asset Global Investments Co. LTD          55.55%

Global Growth Fund
Mirae Asset Global Investmentos                 44.45%